MORGAN STANLEY
                                                                 SPECTRUM SERIES







        April 2006
        Monthly Report










This Monthly Report supplements the Spectrum Funds' Prospectus dated May 1,
2006.










                                                            Issued: May 31, 2006

[MORGAN STANLEY LOGO]

MORGAN STANLEY SPECTRUM SERIES

--------------------------------------------------------------------------------
 HISTORICAL FUND PERFORMANCE

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.



                                   1991      1992       1993     1994       1995     1996     1997     1998      1999     2000
FUND                                 %         %          %        %          %        %        %        %         %        %
----------------------------------------------------------------------------------------------------------------------------------
Spectrum Currency .............     --        --         --       --         --        --      --        --       --       11.7
                                                                                                                         (6 mos.)
----------------------------------------------------------------------------------------------------------------------------------
Spectrum Global Balanced ......     --        --         --      (1.7)      22.8     (3.6)    18.2      16.4      0.8       0.9
                                                                (2 mos.)
----------------------------------------------------------------------------------------------------------------------------------
Spectrum Select ...............    31.2     (14.4)      41.6     (5.1)      23.6      5.3      6.2      14.2     (7.6)      7.1
                                 (5 mos.)
----------------------------------------------------------------------------------------------------------------------------------
Spectrum Strategic ............     --        --         --       0.1       10.5     (3.5)     0.4       7.8     37.2     (33.1)
                                                                (2 mos.)
----------------------------------------------------------------------------------------------------------------------------------
Spectrum Technical ............     --        --         --      (2.2)      17.6     18.3      7.5      10.2     (7.5)      7.8
                                                                (2 mos.)
----------------------------------------------------------------------------------------------------------------------------------


                                                                                           INCEPTION-  COMPOUND
                                                                                             TO-DATE  ANNUALIZED
                                  2001      2002      2003     2004     2005       2006      RETURN     RETURN
FUND                                %         %         %        %        %          %          %         %
------------------------------------------------------------------------------------------------------------------
Spectrum Currency .............    11.1      12.2     12.4     (8.0)    (18.3)      (8.7)       7.5       1.3
                                                                                  (4 mos.)
------------------------------------------------------------------------------------------------------------------
Spectrum Global Balanced ......    (0.3)    (10.1)     6.2     (5.6)      4.2        6.6       62.3       4.3
                                                                                  (4 mos.)
------------------------------------------------------------------------------------------------------------------
Spectrum Select ...............     1.7      15.4      9.6     (4.7)     (5.0)      12.4      208.6       7.9
                                                                                  (4 mos.)
------------------------------------------------------------------------------------------------------------------
Spectrum Strategic ............    (0.6)      9.4     24.0      1.7      (2.6)      19.0       68.7       4.7
                                                                                  (4 mos.)
------------------------------------------------------------------------------------------------------------------
Spectrum Technical ............    (7.2)     23.3     23.0      4.4      (5.4)      13.1      153.0       8.4
                                                                                  (4 mos.)
------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
 330 Madison Avenue, 8th Floor
 New York, NY 10017
 Telephone (212) 905-2700

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
APRIL 2006

Dear Limited Partner:

     The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of April 30, 2006 was as follows:

FUND                         N.A.V.      % CHANGE FOR MONTH
------------------------------------------------------------
Spectrum Currency           $10.75                 1.26%
------------------------------------------------------------
Spectrum Global Balanced    $16.23                 3.70%
------------------------------------------------------------
Spectrum Select             $30.86                 8.35%
------------------------------------------------------------
Spectrum Strategic          $16.87                 7.75%
------------------------------------------------------------
Spectrum Technical          $25.30                 4.47%
------------------------------------------------------------

     Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

     The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

     Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New York, NY 10017 or your Morgan Stanley Financial Advisor.

     I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

     Sincerely,

/s/ Walter J. Davis
---------------------
Walter J. Davis

Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------

|_| MONTH ENDED APRIL 30, 2006                     |_| YTD ENDED APRIL 30, 2006

[THE DATA BELOW REPRESENTS A GRAPH IN THE PRINTED REPORT]

Australian dollar       -1.55         -1.59
British pound            1.07          0.58
Euro                     4.05          2.39
Japanese yen            -3.22         -7.44
Swiss franc             -0.71         -3.51
Minor Currencies         1.88          1.84



    NOTE: REFLECTS TRADING RESULTS ONLY AND DOES NOT INCLUDE FEES OR INTEREST
          INCOME.

          Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Polish zloty, Brazilian real, Norwegian krone, and Czech koruna.

During the month, the Fund generated gains from long positions in the euro, Singapore dollar, Norwegian krone, British pound, and several minor currencies such as the Mexican peso, Czech koruna, Polish zloty, and Brazilian real versus the U.S. dollar. These gains were offset by losses due to short positions in the Japanese yen, Australian dollar, New Zealand dollar, South African rand, and Swiss franc relative to the U.S. dollar.

Short U.S. dollar positions produced gains as the value of the U.S. dollar declined against many of its rivals, including the euro, Singapore dollar, Norwegian krone, British pound, Czech koruna, Polish zloty, and Brazilian real. This reversal in the value of the U.S. dollar was attributed to news that foreign central banks will diversify their currency reserves away from the U.S. dollar. Also pressuring the value of the U.S. dollar were comments made by Chinese government officials, who have suggested that Beijing should gradually stop buying dollar-denominated U.S. bonds. Finally, the U.S. dollar also weakened on worries regarding the U.S. trade deficit and speculation that the U.S. Federal Reserve may be near the end of its cycle in interest rate increases. Smaller Fund gains were recorded from short positions in the Mexican peso versus the U.S. dollar as the value of the peso trended lower on continuing political uncertainty in the country.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------
 (CONTINUED)

As the value of the U.S. dollar drifted lower for the aforementioned reasons resulting in gains, Fund losses were attributed to long U.S. dollar positions relative to the Japanese yen, Australian dollar, New Zealand, and Swiss franc. Elsewhere in the currency markets, smaller losses in the Fund were attributed to short and long positions in the South African rand as the value of the rand moved higher against the U.S. dollar in tandem with higher gold prices in the first half of April, only to reverse lower relative to the U.S. dollar towards the end of the month after worries that revised first quarter Gross Domestic Product for South Africa will be weaker-than-expected.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------

 |_| MONTH ENDED APRIL 30, 2006                    |_| YTD ENDED APRIL 30, 2006


[THE DATA BELOW REPRESENTS A GRAPH IN THE PRINTED REPORT]


Currencies               0.77          0.02
Interest Rates            1.1          0.64
Stock Indices            0.49          4.52
Energies                 0.41         -0.05
Metals                   0.63           1.1
Agriculturals           -0.08          0.01




    Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund generated gains across the interest rate, currency, metals, equity index, and energy sectors. These gains were slightly offset by small losses incurred in the agricultural sector.

In the fixed income sector, gains were generated from short positions in German, U.S., and Australian fixed-income futures. Within the European markets, rising equity prices, strong economic growth, and concerns about rising oil prices pushed prices for German debt futures lower. Similarly, in the U.S., the yields on U.S. interest rates climbed higher following the release of stronger-than-expected economic data that showed unemployment at a five-year low and consumer confidence at a four-year high. Australian bonds also declined, due in part to optimism that the Australian economy, which is heavily dependent on sale of natural resources, would continue to benefit from rising commodity prices.

Additional gains were recorded in the currency markets from short positions in the U.S. dollar index, as well as short positions in the U.S. dollar relative to the euro and Singapore dollar. This reversal in the value of the U.S. dollar was attributed to news that foreign central banks will diversify their currency reserves away from the U.S. dollar. Also pressuring the value of the U.S. dollar were comments made by Chinese government officials, who have suggested that Beijing should gradually stop buying dollar-denominated U.S. bonds. Finally, the U.S. dollar also weakened on worries regarding the U.S. trade deficit and speculation that the U.S. Federal Reserve may be near the end of its cycle in interest rate increases.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------
 (CONTINUED)

Additional gains were recorded within the metals, equity index, and energy sectors. Within the metals sector, gains were achieved in the base metals markets from long copper, zinc, and nickel futures positions as industrial metals all rallied sharply during the month to record highs as strong global industrial demand from the U.S., China, and India helped push prices higher. Among the equity indices, long Australian, U.S., and Hong Kong equity index positions were profitable as prices moved higher due to strength in the technology sector, solid corporate earnings, and increased mergers and acquisition activity. Profits in the energy markets were generated from long positions in gas oil, crude oil, and unleaded gasoline futures as prices trended higher amid strong demand, supply concerns involving Iran (Iran is the world's fourth largest producer of oil), and the limited ability of oil refineries to refine more oil.

Within the agricultural complex, losses were incurred from both long and short positions in corn futures as prices moved without consistent direction amid conflicting news regarding supply and demand.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------

 |_| MONTH ENDED APRIL 30, 2006                     |_| YTD ENDED APRIL 30, 2006


[THE DATA BELOW REPRESENTS A GRAPH IN THE PRINTED REPORT]

Currencies               0.19          -2.6
Interest Rates           4.63          7.98
Stock Indices             0.8          3.13
Energies                 0.15         -0.46
Metals                   2.93           5.8
Agriculturals           -0.18         -0.17








     Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund generated gains across the interest rate, metals, equity index, currency, and energy sectors. These gains were slightly offset by small losses incurred in the agricultural sector.

In the fixed income sector, gains were generated from short positions in German, British, U.S., and Australian fixed-income futures. Within European markets, rising equity prices, strong economic growth, and concerns about rising oil prices pushed prices for German and British debt futures lower. Similarly, in the U.S., the yields on U.S. interest rates climbed higher following the release of stronger-than-expected economic data that showed unemployment at a five-year low and consumer confidence at a four-year high. Australian bonds also declined, due in part to optimism that the Australian economy, which is heavily dependent on sale of natural resources, would continue to benefit from rising commodity prices.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------
 (CONTINUED)

Additional gains were recorded within the metals, equity index, and energy sectors. Within the metals sector, gains were achieved in the base metals markets from long copper, nickel, aluminum, and zinc futures positions, as well as long position in the precious metals, gold and silver. The industrial metals all rallied sharply during the month to record highs as strong global industrial demand from the U.S., China, and India helped push prices higher. Gold and silver prices both rallied to 25-year highs, benefiting from strong demand and lagging supply. Demand for gold and silver was also boosted by continued geo-political concerns regarding Iran's nuclear program, inflation concerns due to high oil prices, and strong global economic growth. Among the equity indices, long Hong Kong, Australian, U.S., and Taiwanese equity index futures positions were profitable as prices moved higher due to strength in the technology sector, solid corporate earnings, and increased mergers and acquisition activity.

Additional gains were recorded in the currency markets from short U.S. dollar positions relative to the euro, British pound, and Canadian dollar as the value of the U.S. dollar declined against many of its major rivals. This reversal in the value of the U.S. dollar was attributed to news that foreign central banks will diversify their currency reserves away from the U.S. dollar. Also pressuring the value of the U.S. dollar were comments made by Chinese government officials, who have suggested that Beijing should gradually stop buying dollar-denominated U.S. bonds. Finally, the U.S. dollar also weakened on worries regarding the U.S. trade deficit and speculation that the U.S. Federal Reserve may be near the end of its cycle in interest rate increases.

Profits in the energy markets were generated from long futures positions in crude oil and its related products as prices trended higher amid strong demand, supply concerns involving Iran (Iran is the world's fourth largest producer of oil), and the limited ability of oil refineries to refine more oil.

Within the agricultural complex, losses were incurred from both long and short positions in corn and wheat futures as prices moved without consistent direction amid conflicting news regarding supply and demand.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------


 |_| MONTH ENDED APRIL 30, 2006                    |_| YTD ENDED APRIL 30, 2006


[THE DATA BELOW REPRESENTS A GRAPH IN THE PRINTED REPORT]



Currencies               0.61         -1.19
Interest Rates           0.92           3.4
Stock Indices            0.62          2.39
Energies                 1.25         -0.12
Metals                   7.23         17.13
Agriculturals           -0.48          3.53


     Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund generated gains across the metals, energy, interest rate, equity index, and currency sectors. These gains were partially offset by losses incurred in the agricultural sector.

Within the metals sector, gains were achieved in the base metals markets from long zinc, copper, and aluminum futures positions, as well as long position in the precious metals, gold and silver. The industrial metals all rallied sharply during the month to record highs as strong global industrial demand from the U.S., China, and India helped push prices higher. Gold and silver prices both rallied to 25-year highs, benefiting from strong demand and lagging supply. Demand for gold and silver was also boosted by continued geopolitical concerns regarding Iran's nuclear program, inflation concerns due to high oil prices, and strong global economic growth.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------
 (CONTINUED)

Additional gains were recorded within the energy, interest rate, and equity index sectors. Profits in the energy markets were generated from long unleaded gasoline and crude oil futures positions as prices trended higher amid strong demand, supply concerns involving Iran (Iran is the world's fourth largest producer of oil), and the limited ability of oil refineries to refine more oil. In the fixed income sector, gains were generated from short positions in German and U.S. fixed-income futures. Within the German markets, rising equity prices, strong economic growth, and concerns about rising oil prices pushed prices for German bund futures lower. Similarly, in the U.S., the yields on the 10-year Treasury Note and 30-year Treasury Bond climbed higher following the release of stronger-than-expected economic data that showed unemployment at a five-year low and consumer confidence at a four-year high. Among the equity indices, long Hong Kong and U.S. equity index futures positions proved profitable. Strong foreign fund flows, solid corporate earnings, and increased mergers and acquisition activity helped drive equity prices higher, resulting in gains.

Additional gains were recorded in the currency markets from short positions in the U.S. dollar as the value of the U.S. dollar declined against many of its major rivals, notably the euro, Japanese yen, and British pound. This reversal in the value of the U.S. dollar was attributed to news that foreign central banks will diversify their currency reserves away from the U.S. dollar. Also pressuring the value of the U.S. dollar were comments made by Chinese government officials, who have suggested that Beijing should gradually stop buying dollar-denominated U.S. bonds. Finally, the U.S. dollar also weakened on worries regarding the U.S. trade deficit and speculation that the U.S. Federal Reserve may be near the end of its cycle in interest rate increases.

Losses were incurred in the agricultural complex from long positions in cotton futures as prices moved lower due to an increase in world production. Additional losses were experienced from short positions in cocoa and soybean futures as prices moved higher on forecasts for an increased in demand.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------

 |_| MONTH ENDED APRIL 30, 2006                    |_| YTD ENDED APRIL 30, 2006

[THE DATA BELOW REPRESENTS A GRAPH IN THE PRINTED REPORT]


Currencies              -3.12         -5.23
Interest Rates           3.26           4.6
Stock Indices            0.79           5.9
Energies                 0.73          0.48
Metals                   3.69          8.59
Agriculturals           -0.05          1.23




     Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund generated gains across the metals, interest rate, equity index, and energy sectors. Those gains were partially offset by losses incurred in the currency and agricultural sectors.

Within the metals sector, gains were achieved in the base metals markets from long copper, aluminum, nickel, and zinc futures positions, as well as long position in the precious metals, gold and silver. The industrial metals all rallied sharply during the month to record highs as strong global industrial demand from the U.S., China, and India helped push prices higher. Gold and silver prices both rallied to 25-year highs, benefiting from strong demand and lagging supply. Demand for gold and silver was also boosted by continued geopolitical concerns regarding Iran's nuclear program, inflation concerns due to high oil prices, and strong global economic growth.

In the fixed income sector, gains were generated from short positions in German, British, U.S., and Australian fixed-income futures. Within the European markets, rising equity prices, strong economic growth, and concerns about rising oil prices pushed prices for German and British debt futures lower. Similarly, in the U.S., the yields on U.S interest rates climbed to its highest level in four years following the release of stronger-than-expected economic data that showed unemployment at a five-year low and consumer confidence at a four-year high. Australian 10-year bonds also declined, due in part to optimism that the Australian economy, which is heavily dependent on sale of natural resources, would continue to benefit from rising commodity prices.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------
 (CONTINUED)

Additional gains were recorded within the equity index and energy sectors. Among the equity indices, long Taiwanese, Australian, U.S., and Hong Kong equity index futures positions proved profitable. Strong foreign fund flows, solid corporate earnings, and increased mergers and acquisition activity helped drive equity prices higher, resulting in gains from long positions. Profits in the energy sector were generated from long futures positions in crude oil and its related products as prices trended higher amid strong demand, supply concerns involving Iran (Iran is the world's fourth largest producer of oil), and the limited ability of oil refineries to refine more oil.

In the currency markets, losses were incurred from long positions in the U.S. dollar as the value of the U.S. dollar declined against many of its major rivals, notably the Japanese yen, Swiss franc, euro, Canadian dollar, and Australian dollar. This reversal in the value of the U.S. dollar was attributed to news that foreign central banks will diversify their currency reserves away from the U.S. dollar. Also pressuring the value of the U.S. dollar were comments made by Chinese government officials, who have suggested that Beijing should gradually stop buying dollar-denominated U.S. bonds. Finally, the U.S. dollar also weakened on worries regarding the U.S. trade deficit and speculation that the U.S. Federal Reserve may be near the end of its cycle in interest rate increases.

Within the agricultural markets, lean hogs and soybeans prices moved higher on speculative buying and forecasts from the U.S. Department of Agriculture for increased demand, resulting in losses from short futures positions.

 MORGAN STANLEY SPECTRUM SERIES

--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED APRIL 30, 2006 (UNAUDITED)


                                                      MORGAN STANLEY                                    MORGAN STANLEY
                                                     SPECTRUM CURRENCY                             SPECTRUM GLOBAL BALANCED
                                         ---------------------------------------               -------------------------------------
                                                                PERCENTAGE OF                                       PERCENTAGE OF
                                                                 APRIL 1, 2006                                      APRIL 1, 2006
                                                                   BEGINNING                                          BEGINNING
                                               AMOUNT          NET ASSET VALUE                    AMOUNT            NET ASSET VALUE
                                         ---------------------------------------               -------------------------------------
                                                  $                     %                             $                       %
INVESTMENT INCOME
   Interest income (Note 2)                    545,700                    .31                       173,057                    .39
                                             ---------                   ----                     ---------                   ----

EXPENSES
   Brokerage fees (Note 2)                     682,735                    .38                       169,588                    .38
   Management fees (Note 3)                    296,841                    .17                        46,084                    .11
                                             ---------                   ----                     ---------                   ----
      Total Expenses                           979,576                    .55                       215,672                    .49
                                             ---------                   ----                     ---------                   ----

NET INVESTMENT LOSS                           (433,876)                  (.24)                      (42,615)                  (.10)
                                             ---------                   ----                     ---------                   ----

TRADING RESULTS
Trading profit (loss):
   Realized                                         --                     --                     1,144,129                   2.59
   Net change in unrealized                  2,675,091                   1.50                       535,447                   1.21
                                             ---------                   ----                     ---------                   ----
      Total Trading Results                  2,675,091                   1.50                     1,679,576                   3.80
                                             ---------                   ----                     ---------                   ----

NET INCOME                                   2,241,215                   1.26                     1,636,961                   3.70
                                             =========                   ====                     =========                   ====


 MORGAN STANLEY SPECTRUM SERIES

--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED APRIL 30, 2006 (UNAUDITED)

                                             MORGAN STANLEY                                      MORGAN STANLEY
                                            SPECTRUM CURRENCY                             SPECTRUM GLOBAL BALANCED
                           ---------------------------------------------       ----------------------------------------------
                                                                   PER                                                PER
                               UNITS               AMOUNT          UNIT          UNITS              AMOUNT            UNIT
                           --------------      --------------     ------       ----------        --------------     ---------
                                                       $             $                                 $               $
Net Asset Value,
   April 1, 2006           16,774,455.589        178,104,791       10.62      2,826,341.485          44,240,385       15.65
Net Income                             --          2,241,215         .13                 --           1,636,961         .58
Redemptions                  (469,828.888)        (5,050,661)      10.75        (55,491.534)           (900,628)      16.23
Subscriptions                 112,500.237          1,209,377       10.75         19,386.232             314,639       16.23
                           --------------        -----------                  -------------          ----------
Net Asset Value,
   April 30, 2006          16,417,126.938        176,504,722       10.75      2,790,236.183          45,291,357       16.23
                           ==============        ===========                  =============          ==========


The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES

--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
 FOR THE MONTH ENDED APRIL 30, 2006 (UNAUDITED)


                                             MORGAN STANLEY                   MORGAN STANLEY                  MORGAN STANLEY
                                            SPECTRUM SELECT                 SPECTRUM STRATEGIC              SPECTRUM TECHNICAL
                                      -----------------------------    -----------------------------    ----------------------------
                                                    PERCENTAGE OF                     PERCENTAGE OF                  PERCENTAGE OF
                                                    APRIL 1, 2006                      APRIL 1, 2006                 APRIL 1, 2006
                                                      BEGINNING                         BEGINNING                      BEGINNING
                                        AMOUNT     NET ASSET VALUE       AMOUNT      NET ASSET VALUE       AMOUNT   NET ASSET VALUE
                                      ----------   ----------------    ----------    ---------------    ----------  ----------------
                                         $                %                 $                %              $                 %
INVESTMENT INCOME
   Interest income (Note 2)            1,730,498          .32             564,667            .31         2,395,361            .31
                                      ----------         ----          ----------          -----        ----------           ----

EXPENSES
   Brokerage fees (Note 2)             2,714,857          .50             922,575            .50         3,860,019            .50
   Management fees (Note 3)            1,291,527          .24             428,102            .23         1,706,819            .23
   Incentive fees (Note 3)                   --            --           1,886,254           1.02         3,346,912            .43
                                      ----------         ----          ----------          -----        ----------           ----
     Total Expenses                    4,006,384          .74           3,236,931           1.75         8,913,750           1.16
                                      ----------         ----          ----------          -----        ----------           ----

NET INVESTMENT LOSS                   (2,275,886)        (.42)         (2,672,264)         (1.44)       (6,518,389)          (.85)
                                      ----------         ----          ----------          -----        ----------           ----

TRADING RESULTS
Trading profit (loss):
   Realized                           18,760,923         3.46          13,403,488           7.26        20,478,304           2.65
   Net change in unrealized           28,854,316         5.31           3,565,552           1.93        20,575,323           2.67
                                      ----------         ----          ----------          -----        ----------           ----
     Total Trading Results            47,615,239         8.77          16,969,040           9.19        41,053,627           5.32
                                      ----------         ----          ----------          -----        ----------           ----

NET INCOME                            45,339,353         8.35          14,296,776           7.75        34,535,238           4.47
                                      ==========         ====          ==========          =====        ==========           ====


 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
 FOR THE MONTH ENDED APRIL 30, 2006 (UNAUDITED)


                                        MORGAN STANLEY                                  MORGAN STANLEY
                                        SPECTRUM SELECT                               SPECTRUM STRATEGIC
                          -----------------------------------------      ----------------------------------------
                                                               PER                                          PER
                               UNITS          AMOUNT           UNIT           UNITS           AMOUNT        UNIT
                          --------------    -----------       -----      --------------     -----------     -----
                                                 $              $                                $            $
Net Asset Value,
   April 1, 2006          19,064,354.581    542,971,401       28.48      11,783,528.712     184,515,047     15.66
Net Income                            --      45,339,353       2.38                  --      14,296,776      1.21
Redemptions                 (278,854.369)    (8,605,446)      30.86        (207,244.409)     (3,496,213)    16.87
Subscriptions                165,536.010      5,108,442       30.86         117,922.216       1,989,348     16.87
                          --------------    -----------                  --------------     -----------
Net Asset Value,
   April 30, 2006         18,951,036.222    584,813,750       30.86      11,694,206.519     197,304,958     16.87
                          ==============    ===========                  ==============     ===========


                                        MORGAN STANLEY
                                      SPECTRUM TECHNICAL
                          ----------------------------------------
                                                                PER
                              UNITS            AMOUNT           UNIT
                          --------------     -----------        -----
                                                  $               $
Net Asset Value,
   April 1, 2006          31,876,744.003     772,003,728        24.22
Net Income                           --       34,535,238         1.08
Redemptions                 (427,495.608)    (10,815,639)       25.30
Subscriptions                389,572.382       9,856,182        25.30
                          --------------     -----------
Net Asset Value,
   April 30, 2006         31,838,820.777     805,579,509        25.30
                          ==============     ===========

The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (UNAUDITED)

--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

     The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc.
("Morgan Stanley DW"). The clearing commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Spectrum Currency's clearing commodity broker is MS & Co. For Spectrum Strategic and Spectrum Technical, Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all of the options on foreign currency forward contracts. Demeter, Morgan Stanley DW, MS & Co., MSIL, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

     Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Operations. Monthly, Morgan Stanley DW pays each Partnership interest income equal to 80% of the month's average daily "Net Assets" (as defined in the Limited Partnership Agreements) in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

The Partnerships' functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

     Brokerage fees for Spectrum Select, Spectrum Strategic, and Spectrum Technical are accrued at a flat monthly rate of 1/12 of 6.00% (a 6.00% annual rate) of Net Assets as of the first day of each month.

     Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, in a minimum amount of 50 Units required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

     Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL, and Spectrum Currency's cash is on deposit with Morgan Stanley DW and MS & Co., in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

--------------------------------------------------------------------------------
3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc.
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc. ("EMC")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")
  Graham Capital Management, L.P. ("Graham")

Morgan Stanley Spectrum Strategic L.P.
  Blenheim Capital Management, L.L.C. ("Blenheim")
  Eclipse Capital Management, Inc. ("Eclipse")
  FX Concepts (Trading Advisor), Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc. ("JWH")
  Winton Capital Management Limited ("Winton")

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

     The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to its sole trading advisor on the first day of each month (a 1.25% annual rate).

     The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to EMC, Northfield, Rabar, and Sunrise on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate).

     The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate).

     The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH and Winton on the first day of each month (a 2% annual rate) and 1/12 of 3% per month of Net Assets allocated to Campbell and Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

     Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to its sole trading advisor's allocated Net Assets as of the end of each calendar month.

     Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to each of EMC, Northfield, Rabar, and Sunrise as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to Graham as of the end of each calendar month.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONCLUDED)

     Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to each of Blenheim and Eclipse as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

     Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to each of Campbell, JWH, and Winton as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

     Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

     For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.


MANAGED FUTURES INVESTMENTS ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK, USE SIGNIFICANT LEVERAGE, ARE GENERALLY ILLIQUID, HAVE SUBSTANTIAL CHARGES, ARE SUBJECT TO CONFLICTS OF INTEREST, AND ARE SUITABLE ONLY FOR THE RISK CAPITAL PORTION OF AN INVESTOR'S PORTFOLIO. BEFORE INVESTING IN ANY MANAGED FUTURES INVESTMENT, QUALIFIED INVESTORS SHOULD READ THE PROSPECTUS OR OFFERING DOCUMENTS CAREFULLY FOR ADDITIONAL INFORMATION WITH RESPECT TO CHARGES, EXPENSES, AND RISKS. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                         Demeter Management Corporation
                         330 Madison Avenue, 8th Floor
                         New York, NY 10017


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